Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Duckwall-ALCO Stores, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Duckwall-ALCO Stores, Inc. of our report dated March 30, 2005, except for the second paragraph of note 13 which is as of April 20, 2005, with respect to the consolidated balance sheets of Duckwall-ALCO Stores, Inc. as of January 30, 2005 and February 1, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended January 30, 2005, which report appears in the January 30, 2005 annual report on Form 10-K of Duckwall-ALCO Stores, Inc.

(Signed) KPMG LLP

Wichita, Kansas
April 28, 2005